Exhibit 99.1

CONTINENTAL AIRLINES Announces Nomination of

Lawrence W. Kellner for Election to Board of Directors

HOUSTON, May 10, 2001 -- Continental Airlines (NYSE: CAL) announced today that Lawrence W. Kellner has been nominated by the company's board of directors for election to the board at the company's May 15 annual meeting of stockholders in light of the decision of Gregory D. Brenneman on May 2 not to stand for re-election at the meeting. Mr. Kellner is currently Executive Vice President and Chief Financial Officer of the company. The company announced last week that it is anticipated that Mr. Kellner will be elected President of the company next week when the board meets.

Continental Airlines is the fifth largest airline in the U.S., offering more than 2,200 departures daily to 136 domestic and 92 international destinations. Operating hubs in Newark, Houston, Cleveland and Guam, Continental ( www.continental.com) serves more international cities than any other U.S. carrier, including extensive services throughout the Americas, Europe and Asia.